NEWS RELEASE

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Weyerhaeuser to explore strategic alternatives for its Cellulose Fibers business

FEDERAL WAY, Wash., Nov. 8, 2015 — Weyerhaeuser Company (NYSE: WY) today announced that its board of directors has authorized the exploration of strategic alternatives for its Cellulose Fibers business. The board intends to consider a broad range of alternatives, including continuing to hold and operate the business or a sale or spin-off of the business.

“The people and assets associated with our Cellulose Fibers business are some of the finest in the industry,” said Doyle R. Simons, president and chief executive officer. “We have consistently improved the performance of this business while continuing to meet the needs of our worldwide customers. We believe now is the right time to evaluate all options to ensure the best long-term results for this business and at the same time create the most value for our shareholders by further focusing our portfolio.”

The company’s Cellulose Fibers business includes five pulp mills, two modified fiber mills, one liquid packaging board facility, and one publishing papers joint-venture facility.

The company noted that there can be no assurance that the board’s evaluation process will result in any transaction or that any transaction, if pursued, will be consummated. The company does not intend to provide any additional information unless or until the evaluation process is completed or terminated.

About Weyerhaeuser

Weyerhaeuser Company, one of the world’s largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products. Our company is a real estate investment trust. In 2014, our continuing operations generated $7.4 billion in sales and employed approximately 12,800 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

FORWARD-LOOKING STATEMENTS

This communication contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, with respect to any potential transaction involving Weyerhaeuser’s Cellulose Fibers business or the structure of any such transaction (if any), as well as the risk factors disclosed in Weyerhaeuser’s filings with the SEC, including Weyerhaeuser’s annual reports on Form 10-K for the year ended December 31, 2014. These forward-looking statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed above, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

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